EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the inclusion in the Registration Statement on Form S-1 (File number 333-276319) of Lafayette Energy Corp. (the “Company”) of our report dated March 19, 2025, relating to the audit of financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, which appears in this Amendment No. 9 to Registration Statement on Form S-1.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

March 19, 2025

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com